Exhibit 10.35

IBEX HOLDINGS LIMITED

UK SUB-PLAN OF THE 2018 RESTRICTED SHARE PLAN

1.	Adoption of UK Sub-Plan

1.1	Ibex Holdings Limited, a company incorporated in Bermuda ("Company") has established the 2018 Restricted Share Plan ("2018 Plan") and is now establishing a UK Sub-Plan to the 2018 Plan ("UK Sub-Plan"), the rules of which ("Rules") are set out in this document. The Plan (which is attached to the Rules) shall apply to the UK Sub-Plan subject to the additional restrictions and amendments specified below.

1.2	References in these Rules to Sections are to Sections of the Plan.

1.3	Restricted Shares awarded under the UK Sub-Plan are not intended to qualify for or otherwise provide any beneficial tax treatment to Participants.

2.	Purposes of the UK Sub-Plan

2.1	The purpose of the UK Sub-Plan is to award Restricted Shares to Eligible Employees (as defined below) for commercial reasons in order to recruit or retain Eligible Employees and not as part of a scheme or arrangement the main purpose, or one of the main purposes, of which is the avoidance of tax.

2.2	Restricted Share awards are granted pursuant to an "employees' share scheme" for the purposes of the Financial Services and Markets Act 2000.

3.	Definitions

Defined terms set out in the 2018 Plan apply to the UK Sub-Plan, with the following additions:

(i)                   "Control" (for the purposes of the definition of "Subsidiary", below) has the meaning contained in section 719 of ITEPA.

(ii)                  "Eligible Employee" means an individual who is an employee of the Company or any Subsidiary and is resident in the United Kingdom for tax purposes;

(iii)                "HMRC" means the United Kingdom HM Revenue & Customs;

(iv)                 "ITEPA" means the Income Tax (Earnings and Pensions) Act 2003; and

(v)                  "Subsidiary" means a company (wherever incorporated) which for the time being is under the Control of the Company.

4.	Eligibility

Restricted Share awards granted under the UK Sub-Plan may only be granted to Eligible Employees and not to any other person who is not also an Eligible Employee on the date of grant.

5.	Tax withholding

5.1	In addition to the provisions of Section 7(e), the Participant shall be accountable for any income tax and, subject to the following provisions, national insurance liability which is chargeable on any assessable income deriving from the acquisition, holding or disposal of Restricted Shares. In respect of such assessable income the Participant shall indemnify the Company and (at the direction of the Company) any Subsidiary which is or may be treated as the employer of the Participant in respect of the following (together, the "Tax Liabilities"):

(a)	any income tax liability which falls to be paid to HMRC by the Company (or the relevant employing Subsidiary) under the PAYE system as it applies to income tax under ITEPA and the PAYE regulations referred to in it; and

(b)	any national insurance liability which falls to be paid to HMRC by the Company (or the relevant employing Subsidiary) under the PAYE system as it applies for national insurance purposes under the Social Security Contributions and Benefits Act 1992 and regulations referred to in it, such national insurance liability being the aggregate of:
(i)	all the employee's primary Class 1 national insurance contributions; and
(ii)	all the employer's secondary Class 1 national insurance contributions.

5.2	Pursuant to the indemnity referred to in Rule 5.1, the Participant shall make such arrangements as the Company requires to meet the cost of the Tax Liabilities, including at the direction of the Company any of the following:

(a)	making a cash payment of an appropriate amount to the relevant company whether by cheque, banker's draft or deduction from salary in time to enable the employing company to remit such amount to HMRC before the 14th day following the end of the month in which the event giving rise to the Tax Liabilities occurred; and/or

(b)	appointing the Company as agent and/or attorney for the sale of sufficient Restricted Shares acquired to cover the Tax Liabilities and authorising the payment to the relevant company of the appropriate amount (including all reasonable fees, commissions and expenses incurred by the relevant company in relation to such sale) out of the net proceeds of sale of the Restricted Shares; and/or

(c)	(if lawful to do so) entering into an election whereby the employer's liability for secondary Class 1 national insurance contributions is transferred to the Participant on terms set out in the election and approved in advance by HMRC.

6.	Notification to HMRC

The Company shall procure that the relevant Subsidiary employing the Participant at the date of grant of the Restricted Share award shall carry out all necessary filings with HMRC with respect to the acquisition of Restricted Shares by Participants, including submitting an annual return to HMRC within the statutory timeframe for making such submission.

7.	Section 431(1) election

Where Shares to be acquired are considered to be "restricted securities" for the purposes of ITEPA (such determination to be at the sole discretion of the Company), it is a condition of the acquisition of Restricted Shares that the Participant, if so directed by the Company, enters into a joint election with the relevant Subsidiary employing the Participant pursuant to section 431(1) of ITEPA.

8.	Employment rights

8.1	A Participant's terms of employment shall not be affected in any way by his participation in the UK Sub-Plan, which shall not form part of such terms (either expressly or impliedly) nor in any way entitle him to take into account such participation in calculating any compensation or damages on the termination of his employment for whatever reason (whether lawful or unlawful) which might otherwise be payable to him, and the Participant's terms of employment shall be deemed to be varied accordingly.

8.2	The UK Sub-Plan is entirely discretionary and may be suspended or terminated by the Board at any time for any reason. Participation in the UK Sub-Plan is entirely discretionary and does not create any contractual or other right to receive future grants of Restricted Share awards or other awards, or benefits in lieu of awards. All determinations with respect to future grants of Restricted Share awards will be at the sole discretion of the Board.

8.3	Rights under the UK Sub-Plan are not pensionable.

9.	Data privacy

By entering into an award agreement, a Participant permits the Company and any Subsidiary to obtain, retain and process information relating to that Participant in accordance with the Company's privacy notice made available to the Participant.

Adopted by the Board of Directors of

Ibex Holdings Limited on

………………………………....... 2018